Exhibit 10.48

HARKEN ENERGY CORPORATION

AMENDMENT TO SEVERANCE AGREEMENT

THIS AMENDMENT TO SEVERANCE AGREEMENT (the “Amendment”) is made and entered into this 28 day of April 2003 by and between HARKEN ENERGY CORPORATION, a Delaware corporation, whose principal office is 580 WestLake Park Blvd., Suite 600, Houston, Texas 77079 (“the Company”) and JAMES W. DENNY III an individual employee of the Company, (the “Employee”).

WHEREAS, the Company and Employee, on June 19, 2002 entered into that certain Severance Agreement (the “Severance Agreement”) whereby both parties agreed as to the terms and conditions that would govern Employee’s severance from the employ of the Company; and

WHEREAS, the Company and Employee desire to amend the terms of the Severance Agreement as set forth in this Amendment.

NOW THEREFORE, for and in the mutual considerations recited and acknowledged by both parties hereto, the Company and the Employee agree as follows:

1.	That Section 5 entitled “Term of Agreement” be modified, amended and replaced for all purposes of said Severance Agreement by the following:

Term of Agreement: Unless otherwise agreed to in writing by the parties hereto, this Agreement shall be in effect from the date first set forth above and shall continue through and including June 1, 2004. At the expiration of the Term this Agreement may be extended, modified or renegotiated only upon the mutual written agreement of both.

2.	That all other terms and conditions not expressly modified herein continue to be in effect as agreed upon between the Company and Employee as set forth in the Severance Agreement.

IN WITNESS whereof this Amendment has been executed the day and year first above written.

HARKEN ENERGY CORPORATION (the Company)

By:	/s/ Mikel D. Faulkner
Name: Mikel D. Faulkner Its: Chief Executive Officer and President

James W. Denny III (the Employee)

/s/ James W. Denny III